Exhibit 99.1

MORGANS HOTEL GROUP ADOPTS ONE-YEAR STOCKHOLDER PROTECTION RIGHTS AGREEMENT

OCTOBER 9, 2007 – Morgans Hotel Group Co. (NASDAQ: MHGC) announced today that its Board of Directors adopted a Stockholder Protection Rights Agreement.

MHGC said that the Rights Agreement was not adopted in response to any specific effort to obtain control of MHGC. Rather, the company said, it was adopted to deter abusive takeover tactics that can be used to deprive stockholders of the full value of their investment. By its terms, the Rights Agreement will expire on October 9, 2008, unless extended.

MHGC said that the Board declared a dividend of one right per outstanding share of MHGC common stock. The rights will be distributed to the record holders as of October 19, 2007. The distribution will be made on the later of the record date and the date on which the rights are registered under the Securities Exchange Act of 1934.

David T. Hamamoto, Chairman of the Board of Directors of MHGC, stated: “Our Stockholder Protection Rights Agreement is not intended to, and will not, prevent our stockholders from receiving full and fair value for their shares. While the rights could cause substantial dilution to a person or group that acquires 15 per cent or more of our common stock, the plan should not interfere with a transaction that is in the best interests of MHGC and its stockholders because our board can redeem the rights before a triggering event. The rights plan we adopted is short-term and will expire in one year unless extended. Any decision to extend the rights plan would be made in light of the circumstances existing at the time, in the exercise of the board’s fiduciary duty.”

The Rights Agreement does not in any way weaken MHGC’s financial strength or interfere with its business plans. The issuance of the rights has no dilutive effect and will not affect reported earnings per share. It is not taxable to MHGC or its stockholders and will not change the way in which MHGC shares are traded. A letter and summary of certain terms of the Rights Agreement will be mailed to stockholders. Additional details and a copy of the Rights Agreement are included in a Form 8-K filed with the Securities and Exchange Commission today.

The Stockholder Protection Rights Agreement is structured as follows:

Until the earlier of (i) 10 business days after the earlier of (A) the announcement by MHGC that a person or group has acquired 15 per cent or more of the common stock of MHGC (an “Acquiring Person”) and (B) the date and time on which an Acquiring Person has acquired more than 90 per cent of the common stock of MHGC (such 10th business day or earlier or later day as may be designated by the Board of Directors of MHGC, the “Flip-in Date”) and (ii) the 10th business day (or such later date as may be designated by the Board of Directors of MHGC) after any person or group commences a tender offer that will result in such person owning 15 per cent or more of the common stock of MHGC, (a) the rights will be evidenced by the certificates for the common stock, (b) will automatically trade with the common stock and (c) will not be exercisable. Thereafter, separate certificates for the rights will be distributed and each right will entitle its holder to purchase a fraction of a share of participating preferred stock of MHGC for an exercise price of $100. If any person currently owns more than 15 per cent of the outstanding shares of MHGC common stock, the Flip-in Date will not occur by virtue of such ownership until such person acquires additional shares of MHGC common stock.

Upon the occurrence of the Flip-in Date, each right (other than rights beneficially owned by any Acquiring Person or transferees thereof, whose rights become void) will entitle its holder to purchase, for the $100 exercise price, the number of shares of common stock of MHGC having a market value equal to twice the exercise price. If after the Flip-in Date, any person or group acquires between 15 per cent and 50 per cent of MHGC’s common stock, then in lieu of allowing such exercise the Board of Directors of MHGC may, at its option, exchange each exercisable right for one share of common stock of MHGC (or, at the Board’s option, one one-hundredth of a share of participating preferred stock of MHGC). In addition, if an Acquiring Person controls MHGC’s Board of Directors or is the owner of 90 per cent or more of MHGC’s commons tock and thereafter MHGC is involved in a merger of sells more than 50 per cent of its assets or earning power (or enters into an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other stockholders, each right will entitle its holder to purchase, for the $100 exercise price, a number of shares of common stock of the Acquiring Person or other party to the transaction having a market value equal to twice the exercise price. The rights may generally be redeemed by the Board of Directors for $0.01 per right prior to the Flip-in Date.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of MHGC common stock.

About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC), which is widely credited with establishing and developing the rapidly expanding boutique hotel sector, operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London. In February 2007, MHG and an equity partner acquired the Hard Rock Hotel & Casino in Las Vegas and related assets. MHG has other property transactions in various stages of completion including projects in Miami Beach, Florida, Chicago, Illinois, SoHo, New York and Las Vegas, Nevada, and continues to vigorously pursue its strategy of developing unique properties at various price points in international gateway cities and select resort destinations. For more information please visit www.morganshotelgroup.com.

Contacts:

Eric Brielmann / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449